UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2007

Hexion Specialty Chemicals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

614-225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 9, 2007, the Compensation Committee of the Board of Directors of the Company approved the Hexion Specialty Chemicals, Inc. 2007 Incentive Compensation Plan (the “2007 Plan”). Each of our named executive officers and other specified members of management are eligible to participate in the 2007 Plan. Under the 2007 Plan, participants earn cash bonus compensation based upon the achievement of certain individual performance objectives and the achievement of business unit, division, and/or overall Company financial targets. Each participant’s target award is based on a percentage of their base salary. The financial measures for the 2007 Plan are targets based on Segment EBITDA (earnings before interest, income taxes, depreciation and amortization that is adjusted to exclude certain non-cash or non-recurring expenses) that are approved by the Compensation Committee. For the named executive officers, the target award is weighted 70% on financial measures and 30% on individual performance objectives. Under the Plan, a minimum of 50% of the target award is paid if 92% of the financial goal is achieved and a maximum of 200% (175% for executives who do not report directly to our Chief Executive Officer) of the target award is paid if 108% of the financial goal is achieved. No awards are paid under the 2007 Plan for the achievement of personal goals if less than 92% of the financial target is achieved. Target award percentages for the 2005 named executive officers are: C. Morrison -100%, W. Carter-70%, J. Bevilaqua- 70%, and S. Coffin 70%. Any payments under the plan are subject to the approval of the Company’s audited annual financial results by our Audit Committee and are normally paid in April of the following year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXION SPECIALTY CHEMICALS, INC.
Date: March 14, 2007
	By:	William H. Carter
Executive Vice President and Chief Financial Officer